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                                                                     Exhibit 8.3

                             Acorn Investment Trust
                                227 West Monroe
                                   Suite 3000
                         Chicago, Illinois  60606-5016
                                1-800-9-ACORN-9
                                (1-800-922-6769)

                                August 29, 1996


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

Ladies and Gentlemen:

     This is to advise you that Acorn Investment Trust has established a new series of shares to be known as Acorn USA. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated July 1, 1992 and in Article 10 of the Transfer Agency and Service Agreement dated July 1, 1992 between Acorn Investment Trust and State Street Bank and Trust Company, Acorn Investment Trust hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

     Please indicate your acceptance of this appointment as Custodian and Transfer Agent by executing three copies of this Letter Agreement, returning two copies to us and retaining one copy for your records.


                                        ACORN INVESTMENT TRUST

                                        By: /s/ Merrillyn J. Kosier
                                            --------------------------------
                                            Merrillyn J. Kosier
                                            Vice President


Agreed to this 3rd day of September, 1996.

STATE STREET BANK AND TRUST COMPANY


By:   /s/ Ronald E. Logue
      -------------------------------------
      Name:  Ronald E. Logue
             ------------------------------
      Title:  Executive Vice President
              -----------------------------